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                                                                    EXHIBIT 8.1


                  [Rich, May, Bilodeau & Flaherty, P.C. Letterhead]


                                                                   July 6, 2000

Fall River Gas Company
155 North Main Street
P.O. Box 911
Fall River, Massachusetts 02722-0911

Gentlemen:

     Reference is made to the Registration Statement of Southern Union Company, a Delaware corporation ("SUG"), on Form S-4 (the "Registration Statement"), as amended or supplemented through the date hereof, and the proxy statement/prospectus included therein (the "Proxy Statement/Prospectus"), relating to the merger (the "Merger") of Fall River Gas Company, a Massachusetts corporation, with and into SUG.

     We have participated in the preparation of the description set forth in the section of the Prospectus entitled "Significant U.S. Federal Income Tax Consequences of the Mergers." In our opinion, such description insofar as it relates to the federal income tax consequences of the Merger, is accurate in all material respects.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                       Very truly yours,


                                       /s/ Rich, May, Bilodeau & Flaherty, P.C.